BancFirst Corporation
101 NORTH BROADWAY
OKLAHOMA CITY, OKLAHOMA 73102
(405) 270-1086

PRESS RELEASE

For Immediate release: Friday, October 2, 2009
For further information call David Rainbolt, Chief Executive Officer BancFirst Corporation at (405) 270-1002 or Bill McCully, President, First State Bank, Jones, OK (405) 399-2221

BancFirst Corporation Announces Agreement to Acquire First Jones Bancorporation

OKLAHOMA CITY, Oct. 2 /PRNewswire-FirstCall/ -- BancFirst Corporation (Nasdaq: BANF) announced today that it has entered into an agreement to acquire First Jones Bancorporation, and its subsidiary bank, First State Bank, Jones Oklahoma.  First State Bank has approximately $40 million in total assets, $11 million in loans, $35 million in deposits, and $4.6 million in equity capital.  The acquisition will be accounted for as a purchase.  The bank will operate as First State Bank until its systems are merged into the BancFirst system, which is expected to be during the second quarter of 2010.  The transaction is scheduled to close by December 31, 2009, and is subject to regulatory approval.

David E. Rainbolt, BancFirst Corporation, President and CEO stated, “Eastern Oklahoma County should continue to be a growth area.  First State Bank, Jones has taken care of the Jones market well and BancFirst plans to continue that.  The bank’s President, Bill McCully, will continue to run the bank for us.”

President and CEO of First State Bank, Bill McCully, stated “We are pleased to be joining the BancFirst family of community banks.  BancFirst has a philosophy and reputation for community banking.  With their resources we will be able to offer our customers a broader array of financial products, services and capacity.”

BancFirst Corporation is an Oklahoma based financial services holding company.  The Company’s principal subsidiary bank, BancFirst, is Oklahoma’s largest state-chartered bank with total assets of $4.3 billion, 88 banking locations serving 44 communities across Oklahoma.

The Company may make forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 with respect to earnings, credit quality, corporate objectives, interest rates and other financial and business matters.  Forward-looking statements include estimates and give management’s current expectations for forecasts of future events.  The Company cautions readers that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, including economic conditions, the performance of financial markets and interest rates; legislative and regulatory actions and reforms; competition; as well as other factors, all of which change over time.  Actual results may differ materially from forward-looking statement.

CONTACT:  David Rainbolt, Chief Executive Officer of BancFirst Corporation, +1-405-270-1002, or Bill McCully, President of First State Bank, Jones, OK, +1-405-399-2221